Exhibit 99.1

Five Prime Therapeutics Provides Update on FP-1039 Clinical Program

SOUTH SAN FRANCISCO, Calif., January 11, 2016 (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq: FPRX), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today provided an update on GlaxoSmithKline’s (GSK) ongoing Phase 1b clinical trial of FP-1039/GSK3052230, an FGF ligand trap, in patients with squamous non small cell lung cancer (sqNSCLC) and mesothelioma.

GSK presented preliminary clinical safety and efficacy data from the Phase 1b trial at the World Conference on Lung Cancer on September 9, 2015. At the time, data from Arm A in treatment-naïve squamous sqNSCLC patients were encouraging, Arm B in second line sqNSCLC had few patients enrolled, and data from Arm C were immature because few mesothelioma patients were then evaluable. Based on preliminary data, GSK and Five Prime have agreed to continue to enroll up to 30 mesothelioma patients at the expansion dose of 15 mg/kg in Arm C of the trial. GSK plans to submit data for presentation at the American Society of Clinical Oncology (ASCO) 2016 Annual Meeting in June. The companies have also agreed to stop enrolling the sqNSCLC patient study cohorts given the change in treatment paradigms following approvals of immuno-oncology agents and the increasingly competitive landscape.

“We are encouraged by the preliminary data we have recently reviewed from the mesothelioma arm of the study and look forward to seeing the results as additional patients are enrolled and followed,” said Lewis T. “Rusty” Williams, M.D., Ph.D., president and chief executive officer of Five Prime. “The majority of mesothelioma tumors express high levels of FGF-2, so our FGF ligand trap represents a rational therapeutic approach, and patients currently have limited treatment options. If we see similar results once we have full, mature data for Arm C, we will seek to regain rights for FP-1039 in the U.S., Canada and the E.U. from GSK, as mesothelioma could represent a potentially attractive market opportunity for Five Prime.”

About the Phase 1b Trial

The Phase 1b clinical trial of FP-1039 is being conducted by GSK and is designed as a three-arm, multicenter, non-randomized, parallel-group, uncontrolled, open-label trial. This clinical trial was designed to evaluate the safety, tolerability, dosage, response rate and duration of response of FP-1039:

•	in combination with paclitaxel and carboplatin in previously untreated metastatic sqNSCLC (Arm A);

•	in combination with docetaxel in metastatic sqNSCLC that has progressed after previous therapy (Arm B); or

•	in combination with front-line pemetrexed and cisplatin in mesothelioma (Arm C), a tumor in which the FGF-2 ligand is overexpressed.

About FP-1039

FP-1039 is a protein drug designed to intervene in FGF signaling. As a ligand trap, FP-1039 binds to FGF ligands circulating in the extracellular space (such as FGF-2), preventing these signaling proteins from reaching FGFR1 on the surface of tumor cells where they would otherwise stimulate cancer cell division and/or angiogenesis. However, FP-1039 does not bind to certain “hormonal” FGFs, including FGF-23, which regulates phosphate levels in the blood. As a result, treatment with FP-1039 treatment has not been shown to cause hyperphosphatemia, a side effect seen with small molecule inhibitors of FGF receptors, which block the activity of both cancer-associated FGFs and FGF-23.

About Mesothelioma

Mesothelioma is a disease with high unmet medical need and high mortality rate. A majority of mesothelioma patients have tumors with abnormally high levels of FGF-2. In preclinical testing, Five Prime observed inhibition of mesothelioma tumor growth with single-agent FP-1039. Mesothelioma is an orphan indication in the United States with a prevalence of about 4,000 patients and incidence of about 3,000 patients. Worldwide, there are a total of approximately 14,000 cases of mesothelioma diagnosed each year.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward- looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Heather Rowe

Investor Relations

415-365-5737

heather.rowe@fiveprime.com

Amy Kendall,

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com